Exhibit 99.1

OCI Partners LP Announces 2013 Fourth Quarter and Full Year Results and

Initial Quarterly Cash Distribution

Nederland, Texas, March 19, 2014 – OCI Partners LP, a Delaware limited partnership (the “Partnership”), announced its results for the three months and full year ended December 31, 2013. The Partnership owns and operates a recently upgraded, integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership’s production facility currently has a maximum methanol production capacity of 730,000 metric tons per year and a maximum ammonia production capacity of 265,000 metric tons per year.

Summary of Financial Results for the Three Months Ended December 31, 2013

•	Revenues increased 27% to $113 million compared to $89 million for the same period in 2012

•	EBITDA increased 74% to $66 million compared to $38 million for the same period in 2012

•	Net income increased 88% to $49 million compared to $26 million for the same period in 2012

•	EBITDA and net income margins were 58.4% and 43.4%, respectively, for the fourth quarter of 2013 compared to 42.7% and 29.2%, respectively, during the same period in 2012

Summary of Financial Results for the Twelve Months Ended December 31, 2013

•	Revenues increased 90% to $428 million compared to $225 million for the year ended 2012

•	EBITDA increased 183% to $215 million compared to $76 million for the year ended 2012

•	Net income increased 196% to $154 million compared to $52 million for the year ended 2012

•	EBITDA and net income margins were 50.2% and 36.0%, respectively, for the year ended December 31, 2013 compared to 33.8% and 23.1%, respectively, for the year ended December 31, 2012

•	Total debt outstanding was $399 million at December 31, 2013

Fourth Quarter 2013 Distribution

Based on the results of the three months ended December 31, 2013, the Board of Directors of the general partner of the Partnership has recommended and approved a cash distribution of $0.61 per Common Unit. The cash distribution will be payable on April 7, 2014 to holders of record at the close of business on March 31, 2014.

The amount of our subsequent quarterly cash distributions will vary depending on our future earnings as well as our cash requirements for working capital and capital expenditures.

Initial Public Offering Overview

The Partnership priced its initial public offering (“IPO”) of 17,500,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $18 per Common Unit on October 3, 2013. The Common Units began trading on the New York Stock Exchange on October 4, 2013 under the ticker symbol “OCIP”.

The Partnership used the net proceeds from the IPO of approximately $295.3 million to (i) repay in full approximately $126.1 million of the outstanding principal and accrued interest on the Partnership’s Term B-1 Loan and (ii) provide additional working capital of approximately $169.2 million to fund initial working capital balances and to pre-fund the Partnership’s debottlenecking project that is expected to be completed during the fourth quarter of 2014.

Statement from President and Chief Executive Officer – Frank Bakker

“Our first full year results have shown robust growth. EBITDA and net income grew by 74% and 88%, respectively, during the fourth quarter of 2013 and 183% and 196%, respectively, during the year ended 2013. The strong performance was a result of higher methanol production rates coupled with improved pricing. It is important to note that 2012 does not reflect full utilization of our facility as the methanol line commissioned during July of 2012.

Methanol prices have shown strong improvement year-on-year on the back of an improved global macroeconomic environment; more specifically, an overall economic improvement in the global building materials sector and a gradual resurgence in housing starts in the United States has helped bolster domestic demand. In China, demand for methanol continues to show strength as its use in gasoline blending as well as in the production of olefins both continue to increase. On the supply-side, the global methanol industry faced curtailments and disruptions during the year which further helped buoy prices. Producers in Trinidad have been facing significant natural gas feedstock shortages which has reduced exports of methanol and ammonia from Trinidad to the United States.

The ammonia market showed weakness throughout 2013 as compared to the previous year but has shown signs of improvement over the past several weeks. Ammonia prices have firmed up in Yuzhnyy and the Middle East during February and the Tampa CFR March contract price settled at $460 per metric ton, a $45 increase over the previous month. In addition, rising political tension in the Ukraine is raising prospects of higher natural gas prices from Russia which would help raise prices at the marginal cost level. We also expect this improvement in prices to continue throughout the second quarter of 2014 as the buying season commences ahead of the spring planting season.

During 2013, our selling prices for methanol increased 17.2% as compared to 2012 from $379 per metric ton to $444 per metric ton, and our selling prices for ammonia decreased 9.6% as compared to 2012 from $581 per metric ton to $525 per metric ton. On the cost side, our purchase price for natural gas increased to an average of $3.78 per MMBtu during 2013 as compared to an average of $3.30 per MMBtu during 2012.

Produced methanol sales volumes increased 224% in 2013 compared to 2012. The increase was due to start-up downtime associated with our methanol production unit during 2012, which commenced production in July 2012. Prior to the start-up of our methanol production unit, we purchased and sold methanol to meet sales commitments to our customers and to take advantage of opportunities that we identified in the market, which explains the decrease in procured methanol sales volumes of 93% in 2013 compared to 2012.

Ammonia sales volumes increased 17% in 2013 compared to 2012.

During 2013, our facility operated 344 days and 336 days at its ammonia and methanol production units, respectively, compared to 333 days and 130 days of operations at its ammonia and methanol production units, respectively, during 2012. The ammonia and methanol units’ operating production levels during 2013 represent utilization rates in excess of 100.0% relative to their respective nameplate capacities compared to utilization rates of 88.5% and 87.0%, respectively, during 2012. We achieved maximum daily production rates for both our ammonia and methanol production units during the fourth quarter of 2012 and, consequently, the comparative figures for 2012 do not reflect full utilization of the facility’s nameplate capacity.

During July and August of 2013, we experienced 13 days of unplanned downtime as we took our methanol unit offline to repair our syngas machine. We have made a business interruption claim with our insurance providers to cover a portion of our losses associated with this unplanned downtime. We received insurance proceeds of $5.1 million in connection with this insurance claim during the fourth quarter of 2013, and the receipt of these insurance proceeds has been included in other income/expense in our consolidated statement of operations for the year ended December 31, 2013.

With respect to our expansion plans, we are continuing to proceed with our previously announced debottlenecking project, which is expected to be completed during the fourth quarter of 2014. The project was previously earmarked to be completed during the third quarter of 2014 but has been shifted to the fourth quarter of 2014 because of a shift in the delivery of the long-lead items. The debottlenecking project will increase methanol capacity by approximately 25% to 912,500 metric tons per year and ammonia capacity by approximately 15% to 304,775 metric tons per year. As of December 31, 2013, the estimated total remaining costs of the project are approximately $125.0 million to $135.0 million (including costs associated with a maintenance turnaround and environmental upgrades) which is on budget. Our facility will be shut down for approximately 40 days during the fourth quarter in order to complete the project. As of December 31, 2013, the project had incurred approximately $43.9 million in expenditures, including costs associated with engineering fees and down payments on equipment.”

Non-GAAP Financial Measure

EBITDA is defined as net income plus interest expense and other financing costs, depreciation and income tax expense, net of interest income. EBITDA is used as a supplemental financial measure by the Partnership’s management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.

EBITDA margin is defined as EBITDA divided by revenues. EBITDA margin is used as a supplemental financial measure by the Partnership’s management in its analysis of our operating performance.

EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA margin should not be considered an alternative to GAAP operating margin or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA and EBITDA margin presented by other companies may not be comparable to our presentation because each company may define EBITDA and EBITDA margin differently.

The table below reconciles EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months and years ended December 31, 2013 and 2012.

	Years Ended December 31,
	2013	2012
Net income	$154	$52
Add:
Interest expense	17	6
Interest expense – related party	14	6
Depreciation expense	22	11
Income tax expense	1	1
Loss on extinguishment of debt	7	0

EBITDA	$215	$76

Total Revenues	428	225
EBITDA Margin	50.2%	33.8%

	Quarter Ended December 31,
	2013	2012
Net income	$49	$26
Add:
Interest expense	5	2
Interest expense – related party	2	4
Depreciation expense	6	5
Income tax expense	0	1
Loss on extinguishment of debt	4	0

EBITDA	$66	$38

Total Revenues	113	89
EBITDA Margin	58.4%	42.7%

Annual Guidance for Calendar Year 2014

For 2014, the Partnership’s guidance range for cash distributions is $2.00 per Common Unit to $2.20 per Common Unit. Our cash distribution guidance at the midpoint of the range is based on an assumed average cost of natural gas of $4.68 per MMBtu, an assumed average methanol selling price of $489 per metric ton and an assumed average ammonia selling price of $500 per metric ton. Our cash distribution guidance for 2014 is also based on a forecasted sales volumes of 602,000 metric tons and 244,000 metric tons of methanol and ammonia, respectively. These forecasted sales volumes take into account 13 days of unplanned downtime in addition to the 14 days of unplanned downtime that have occurred during the first quarter. This is in addition to the 40 days of planned downtime for the debottlenecking project and turnaround, which is expected to take place during the fourth quarter 2014. Our 2014 distribution guidance is based on a number of assumptions and estimates regarding our capacity utilization, our sales volumes, our selling prices for methanol and ammonia and the prices of natural gas and other feedstocks, all of which are inherently uncertain and are primarily subject to commodity market conditions, which are in turn subject to a wide variety of significant business, economic and regulatory risks and uncertainties. Please see “Forward-Looking Statements” below.

Conference Call with Management

The Partnership will hold a conference call today, March 19, 2014, at 10:00 a.m. EDT, during which the Partnership’s senior management will review the Partnership’s financial results for the fourth quarter and year ended December 31, 2013 and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 902-4572 and entering the conference code 14369763. A replay of the conference call will be made available until Friday, April 19, 2014, and the replay can be accessed by dialing (800) 585-8367 or (404) 537-3406 and entering the same conference code 14369763.

About OCI Partners LP

OCI Partners LP owns and operates a recently upgraded, integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas. The Partnership currently has a maximum methanol production capacity of 730,000 metric tons per year and a maximum ammonia production capacity of 265,000 metric tons per year.

Notice to Foreign Investors

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, that our business plans may change as the methanol and ammonia industry and markets warrant, decreases in the demand for methanol, ammonia and their derivatives and our inability to obtain economically priced natural gas and other feedstocks, our inability to successfully implement our business strategies, including the completion of significant capital programs such as our debottlenecking project, the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility), the timing and length of planned and unplanned downtime, the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters,. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s registration statement on Form S-1 (File No. 333-189350) filed with the SEC, as amended. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

This press release is intended to be a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). All of the partnership’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, the partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

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Contacts:

Omar Darwazah

Head of Investor Relations

Phone: +1 917-434-7734

omar.darwazah@orascomci.com